UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 30, 2006

MTC TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	000-49890	02-0593816
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NUMBER)

4032 Linden Avenue, Dayton, Ohio	45432
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (937) 252-9199

N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINICPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) On October 30, 2006, David Gutridge, Chief Executive Officer of MTC Technologies, Inc. (the “Company”) advised the Board of Directors of the Company that he will be retiring from the position of Chief Executive Officer effective January 12, 2007. Mr. Gutridge will remain with the Company as a Director and as Secretary of the Company through the Company’s 2007 Annual Meeting of Stockholders.

(c) Rajesh Soin, Chairman of the Board of the Company, will assume the position of Chief Executive Officer effective January 12, 2007. Mr. Soin, 59, is the founder of the Company and has served as Chairman of the Board since May 1984. He also served as Chief Executive Officer from 1984 until 2002. Mr. Soin has also served as Chairman of the Board of Directors and Chief Executive Officer of Soin International, LLC, a holding company, since 1998. Mr. Soin will hold his office of Chief Executive Officer until a successor is selected and qualified. As previously reported in the Company’s Securities Exchange Act reports, the Company is a party to a subcontracting relationship with Corbus, LLC, an entity affiliated with Mr. Soin through his ownership interests. The Company has paid approximately $1.4 million during 2006 with respect to such subcontracting services. Corbus, LLC has paid the Company approximately $1.2 million during 2006 pursuant to a consulting agreement between the two companies.

A copy of the press release announcing Mr. Gutridge’s retirement and Mr. Soin’s appointment is attached as Exhibit 99.1 hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Ex. 99.1	Press Release dated November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2006

MTC TECHNOLOGIES, INC.

/s/ Michael Gearhardt
Michael Gearhardt
Chief Financial Officer

EXHIBIT INDEX

Ex. 99.1	Press Release dated November 1, 2006